UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2025

INMUNE BIO INC.
(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432

(Address of Principal Executive Offices) (Zip Code)

(561) 710-0512

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per shares	INMB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on August 9, 2024,  INmune Bio Inc. (the “Company”) entered into an Amended and Restated At-The-Market Sales Agreement (the “Sales Agreement”) with RBC Capital Markets, LLC (“RBC”) and BTIG, LLC (“BTIG”), pursuant to which the Company could offer and sell shares of its common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $75,000,000, from time to time through RBC and BTIG in “at-the-market offerings” as defined in Rule 415 of the Securities Act of 1933, as amended.

On December 5, 2025 and December 9, 2025, pursuant to and in accordance with Section 12(b) of the Sales Agreement, the Company notified RBC and BTIG, respectively, that the Company is terminating the Sales Agreement, effective December 19, 2025. The Company is not subject to any termination penalties or other expenses related to the termination of the Sales Agreement. Prior to termination, the Company issued and sold 1,353,469 shares of Common Stock under the Sales Agreement, raising net proceeds of approximately $10.5 million.

The description of the Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Sales Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: December 10, 2025	By:	/s/ David Moss
David Moss
Chief Executive Officer

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